Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 26, 2018
Contact: Angie Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary First Quarter 2018 Net Income of $118 million

2018 First Quarter Summary Financial Results

•	Net income totaled $118 million, a decrease of $22 million from the same period last year.

•	Net interest income totaled $157 million, an increase of $4 million from the same period last year.

•	Balance sheet changes from December 31, 2017 were:

◦	Assets totaled $149.3 billion, an increase of $4.2 billion.

◦	Advances totaled $108.3 billion, an increase of $5.6 billion.

◦	Capital totaled $7.4 billion, an increase of $0.4 billion.

◦	Retained earnings totaled $1.9 billion, an increase $0.1 billion.

◦	Regulatory capital ratio increased to 5.11 percent from 5.03 percent.

Strong Bank. Strong Communities.
First Quarter 2018 Highlights

•
Advances of $108.3 billion were outstanding to 738 members, housing associates, and former members, of which 65 percent were held by the Bank’s five largest borrowers.
•
Mortgage loans of $242 million were purchased from 130 members.
•
Mortgage loans of $228 million were delivered by members through the MPF Xtra, MPF Direct, and MPF Government MBS programs.
•
Paid $57 million of cash dividends at an annualized combined rate of 4.03 percent during the first quarter.
•
Accrued $14 million for use in the Bank’s Affordable Housing Program (AHP).

“We were very pleased with the Bank’s financial performance in the first quarter of 2018,” said Michael L. Wilson, President and CEO. “With more than 77 percent of our assets in advances and mortgages, we are performing well with a moderate risk profile.”

Michael L. Wilson
President and CEO

Financial Results Discussion

Net Income - For the three months ended March 31, 2018, the Bank recorded net income of $118 million compared to $140 million for the same period in 2017. The decrease was primarily attributable to net gains on litigation settlements of $21 million recorded during the three months ended March 31, 2017. The Bank did not record any gains on litigation settlements during the first quarter of 2018. The Bank’s net income was also impacted by net interest income, other income (loss), and other expense.

Net Interest Income - The Bank’s net interest income totaled $157 million for the three months ended March 31, 2018 compared to $153 million for the same period last year. The Bank’s net interest margin was 0.42 percent during the three months ended March 31, 2018 compared to 0.35 percent for the same period in 2017. The increase in net interest margin was primarily driven by the higher interest rate environment.

Other Income (Loss) - The Bank recorded net gains of $8 million in other income (loss) for the three months ended March 31, 2018 compared to net gains of $35 million for the same period last year. During the three months ended March 31, 2017, other income (loss) was primarily impacted by net gains on litigation settlements of $21 million as a result of settlements with certain defendants in the Bank’s private-label MBS litigation. The Bank did not record any litigation settlements during the three months ended March 31, 2018. Other factors impacting other income (loss) included net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During the three months ended March 31, 2018, the Bank recorded net gains of $20 million on its derivatives and hedging activities through other income (loss) compared to net gains of $6 million during the same period last year. The fair value changes were primarily driven by changes in interest rates. These changes impacted the Bank’s fair value hedge relationships and fair value changes on interest rate swaps that the Bank utilized to economically hedge its investment securities portfolio.

During the three months ended March 31, 2018, the Bank recorded net losses on trading securities of $16 million compared to net gains of $5 million for the same period in 2017. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank’s fixed rate trading securities.

Other Expense - Other expense totaled $33 million for the three months ended March 31, 2018 compared to $32 million for the same period last year. The increase was driven primarily by compensation and benefits, partially offset by a decline in professional fees.

Assets - The Bank’s total assets increased to $149.3 billion at March 31, 2018, from $145.1 billion at December 31, 2017, driven by an increase in advances. Advances at March 31, 2018 increased by $5.6 billion from advances at December 31, 2017 due primarily to borrowings by a large depository institution member. The increase in borrowings was partially offset by a decrease in advances across certain other institution types.

Liabilities - The Bank’s total liabilities increased to $141.9 billion at March 31, 2018, from $138.1 billion at December 31, 2017, driven primarily by an increase in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital increased to $7.4 billion at March 31, 2018 from $7.0 billion at December 31, 2017, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances. In addition, retained earnings increased due to net income, partially offset by dividends paid. The Bank’s regulatory capital ratio increased to 5.11 percent at March 31, 2018, from 5.03 percent at December 31, 2017 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings, and the regulatory capital ratio compares this to period-end total assets.

Additional financial information will be provided in the Bank’s First Quarter 2018 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or before May 15, 2018.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	March 31,	December 31,
Statements of Condition (dollars in millions)	2018	2017
Cash and due from banks	$194	$503
Investments	33,370	34,452
Advances	108,253	102,613
Mortgage loans held for portfolio, net	7,112	7,096
Total assets	149,347	145,099
Consolidated obligations	140,134	135,575
Mandatorily redeemable capital stock	356	385
Total liabilities	141,912	138,078
Capital stock - Class B putable	5,372	5,068
Retained earnings	1,904	1,839
Accumulated other comprehensive income (loss)	159	114
Total capital	7,435	7,021
Total regulatory capital[1]	7,632	7,292
Regulatory capital ratio	5.11%	5.03%

1	Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

Federal Home Loan Bank of Des Moines Financial Highlights (continued from previous page) (preliminary and unaudited)
	For the Three Months Ended
	March 31,
Operating Results (dollars in millions)	2018	2017
Net interest income	$157	$153
Other income (loss):
Net gains (losses) on trading securities	(16)	5
Net gains (losses) on derivatives and hedging activities	20	6
Gains on litigation settlements, net	—	21
Other, net	4	3
Total other income (loss)	8	35
Total other expense	33	32
Net income before assessments	132	156
Affordable Housing Program assessments	14	16
Net income	$118	$140
Performance Ratios
Net interest spread	0.35%	0.31%
Net interest margin	0.42	0.35
Return on average equity	6.56	7.52
Return on average capital stock	9.05	9.49
Return on average assets	0.32	0.31

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank’s First Quarter 2018 Form 10-Q expected to be filed on or about May 15, 2018 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,400 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.